REPRESENTATIONS OF CALVERT TAX-FREE BOND FUND

               Reference is made to the Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of May 14, 2009, pursuant to which all of the assets of CTFR Limited-Term Portfolio, a series of Calvert Tax-Free Reserves, a Massachusetts business trust ("Target Fund") will be acquired by Calvert Tax-Free Bond Fund, also a series of Calvert Tax-Free Reserves ("Acquiring Fund") (the "Reorganization"). The undersigned hereby makes the following representations, recognizing that Sullivan & Worcester LLP will rely upon such representations for purposes of rendering its tax opinion as to certain tax consequences of the Reorganization.

1. The management of Acquiring Fund has no plan or intention to redeem or reacquire any of the Acquiring Fund shares to be received by Target Fund shareholders in connection with the transaction except to the extent necessary to comply with Acquiring Fund's legal obligation to redeem its shares.

2. The management of Acquiring Fund has no plan or intention to sell or dispose of any of the assets of Target Fund which will be acquired by Acquiring Fund in the transaction except for dispositions made in the ordinary course of business, and to the extent necessary to enable Acquiring Fund to comply with its legal obligation to redeem its shares.

3. Following the transaction, Acquiring Fund will continue the historic business of Target Fund as part of the regulated investment company business of Acquiring Fund, or will use a significant portion (in this case, at least 33-1/3 percent) of Target Fund's historic business assets--that is, assets which were either (i) acquired by Target Fund prior to its management's decision to propose to its trustees that it transfer any or all of its assets to Acquiring Fund, or (ii) acquired subsequent to such decision but not with a view to the Reorganization. Specifically, Acquiring Fund will use such significant portion of Target Fund's historic business assets in its business by continuing to hold historic business assets of Target Fund in an amount equal to at least 33-1/3 percent of the assets in Target Fund's portfolio held as of the Closing Date for use in Acquiring Fund's business as an open-end investment company. In making this determination, dispositions of any of such historic business assets that the Acquiring Fund makes in the ordinary course of business and which are independent of the Reorganization (i.e., dispositions made in response to changes in market conditions or in the outlook for a particular security or that are generally consistent with the historic turnover rate of the Target Fund) shall not be taken into account.

4. There is no intercorporate indebtedness between Acquiring Fund and Target Fund.

5. Acquiring Fund does not own, directly or indirectly, and has not owned in the last five years, directly or indirectly, any shares of Target Fund. Acquiring Fund will not acquire any shares of Target Fund prior to the Closing Date.

6. Acquiring Fund will not make any payment of cash or of property other than shares to Target Fund or to any shareholder of Target Fund in connection with the transaction.

7. Pursuant to the Reorganization Agreement, the shareholders of Target Fund will receive solely Acquiring Fund shares in exchange for their shares of Target Fund.

8. The fair market value of the Acquiring Fund shares to be received by the Target Fund shareholders will be approximately equal to the fair market value of the Target Fund shares surrendered in exchange therefor.

9. Acquiring Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

10. Acquiring Fund is treated as a corporation for federal income tax purposes and at all times in its existence has qualified as a regulated investment company, as defined in Section 851 of the Code.

11. The foregoing representations are true on the date hereof and will be true on the date of closing of the Reorganization.

               IN WITNESS WHEREOF, the undersigned has executed these representations, acting by and through its duly authorized officer, as of the 14th day of May, 2009.

CALVERT TAX-FREE RESERVES on behalf of
CALVERT TAX-FREE BOND FUND (currently
CALVERT TAX-FREE RESERVES LONG-TERM PORTFOLIO)

By: /s/ Andrew K. Niebler
Name: Andrew K. Niebler, Esq.
Title: Assistant Vice President & Assistant Secretary